EXHIBIT 11
                          COMMUNITY CAPITAL CORPORATION
                               EARNINGS PER SHARE

                                                 Three Months Ended
Primary and Fully Diluted                              March 31,
   Earnings Per Share                         --------------------------
-------------------------                        1997            1996
                                              ----------      ----------
(Dollars in thousands except for
per share data)

Net income
                                              $      159      $      186
Add: Interest revenue
  from assumed purchase
  of government securities,
  net of tax
                                                      --              --
                                              ----------      ----------

Adjusted net income for
  fully diluted shares
                                              $      159      $      186
                                              ==========      ==========
Weighted average number
  of common shares
  outstanding(1)                               1,986,256       1,217,068

Dilutive stock
  equivalents(1)(2)                               64,660         100,947
                                              ----------      ----------

Total stock and equivalents                    2,050,916       1,318,015

Earnings per share of common
  and equivalent share                        $      .08      $      .14

(1) Restated for the effects of the 5% stock dividend in May of 1996.

(2) Computed using the Treasury Stock Aggregate Method modified for the 20% limitation.


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